                                             EXHIBIT 10.22

                    STATE OF CONNECTICUT

               DEPARTMENT OF PUBLIC UTILITY CONTROL

RE:APPLICATION OF              :    DOCKET NO. 92-02-19
YANKEE GAS SERVICES COMPANY    :         (Reopened)
FOR AN INCREASE IN RATES --    :
REQUEST TO REOPEN FOR APPROVAL :
OF ACCOUNTING TREATMENT FOR    :
RECOVERY OF DEFERRED EXPENSES  :    SEPTEMBER  11, 1995


                    STIPULATION AND AGREEMENT

     WHEREAS:

     A. Yankee Gas Services Company (the "Company") is requesting that its last rate case, Docket No. 92-02-19 (the "Rate Case"), be reopened in order to approve an accounting treatment which will permit certain credits to be applied against certain deferred expenses, as more particularly described below;

     B.   The Office of Consumer Counsel (the "OCC") and the
Company are or will be parties to the reopened proceeding;

     C. The OCC and the Company believe that approval by the Department of Public Utility Control (the "Department") of the accounting treatment requested by the Company will resolve the growing problem of such deferred expenses and will avoid the need for a rate increase in a weak economy and a time of concern about price competitiveness; and

     D. The OCC and the Company believe that approval of the requested accounting treatment is therefore in the best interests of the Company's customers;

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby stipulate and agree as follows:

          1.   Term
               This stipulation and agreement shall become effective as of September 30, 1995 and shall continue through September 30, 1998, after which it shall expire.

          2.   Deferred Expenses
               (a)  Effective as of September 30, 1995, the
Company may apply the Transition Credits, as described in Paragraph 3 hereof, to eliminate or reduce the following expenses, which received deferred accounting treatment in the Rate Case (Docket 92-02-19) or in the Department's Decisions in Docket No. 92-01-02 or Docket No. 92-02-08 (the "Deferred Expenses") and which are estimated to amount to:

                                           Millions of Dollars
                                        Fiscal 95 Fiscal 98
Natural Gas Vehicle Program             $   .54     $ .74
Economic Development Activities            1.27      2.02
Conservation Program                       2.30      4.70
Compliance with FASB Statement No. 106,    2.39      6.29
     "Employers' Accounting for Certain
     Post Retirement Benefits Other Than
     Pensions ("FAS 106")
Hardship Accounts and Matching            10.87     16.27
      Payment Program
                    Total                $17.37    $30.02


               (b) The Company will not implement a conservation adjustment mechanism with respect to any period during the term of this stipulation and agreement;

     c) The Company shall apply not more than $1,500,000 of Transition Credits against FAS 106 Compliance costs in any fiscal
year during the term set forth in Paragraph 1 hereof.   However,
in its next rate case, the Company may seek recovery of such deferred FAS 106 compliance costs not eliminated by applying said $1,500,000 per fiscal year.

          (d) It is understood and agree that OCC does not waive any rights it has if the Company seeks recovery of any remaining deferred balances at the end of this Agreement.

          (e) This agreement is intended to cover deferred expenses as specified above.

     3.   The Transition Credits.

     (a) The credits to be applied against the Deferred Expenses shall be provided by the mechanism established by the Department in Docket No. 94-01-12 to pay the transition costs resulting from the implementation of Federal Energy Regulatory Commission Order No. 636 ("FERC Order 636) and will come from the following sources, in the percentages specified below (the "Transition Credits"):

                                        Percentage Available
               Source                   For Deferred Expenses
          Capacity Release                       100%
          Deferred Gas Costs                     100%
          Off-System Sales                        80%
          Interruptible Excess Margin             80%
          Pipeline Refunds                       100%

          (b) As of July 31, 1995, Transition Credits available for application against Deferred Expenses amounted to $7,752,710, and it is anticipated that the Company will continue to receive
Transition Credits through September 30, 1998.

          (c) The Company and OCC agree that absent this agreement and the Department's Decision and Docket No. 94-01-12, firm ratepayers would be entitled to receive:


                                   Percentage Available To
               Source              Return To Firm Ratepayers

          Capacity Release                       100%
          Deferred Gas Costs                     100%
          Off-System Sales                        50%
          Interruptible Excess Margin             50%
          Pipeline Refunds                       100%


          (d) OCC acknowledges that only 75% of Off-System Sales and Interruptible Excess Margin were approved for application toward transition costs in Docket No. 94-01-12, and does not object to the Company's request that 80% of Off-System Sales and Interruptible Excess Margin should be approved and made available in connection with the Company's proposed accounting treatment, including use in accordance with subparagraph 4 (b) hereof.

          4.   Rate Moratorium

          (a)  Except as set forth in the following subparagraph
4(b), the Company's rates shall not be increased prior to September 30, 1998.

          (b) If, beginning with the fiscal year ending September 30, 1996, the Company's actual return on average equity ("ROE"), calculated on the cost of capital method and excluding any non-recurring charges for discretionary items, (such as one-time charges for voluntary early retirement program), is less than 10.5% in any fiscal year during the term hereof, as demonstrated by the Company's monthly ROE filing with the Department for September of such year, the Company shall have the option of (i) applying to the Department for a rate increase or
(ii) retaining up to 80% of any Off-System Sales Margin and Excess Interruptible Margin as may be necessary to bring its ROE for such year up to 10.5%.

          (c) During the period in which this Agreement is in effect , the Company and the OCC agree that transition cost recoveries in excess of those necessary to resolve the deferred balances in any given fiscal year will be returned to firm ratepayers through the Purchased Gas Adjustment Mechanism (PGA).

          (d) In the event that transition cost recoveries are less than an amount necessary to resolve the deferred balances by September 30, 1998, the Company may seek recovery of same in its next rate case and OCC shall have the right to contest this effort to recover.

          (e) The parties hereto understand and agree that this Agreement should permit recovery, in full, of the Deferred Expenses set forth in Paragraph 2(a) hereof. However, in the unlikely event that transition credits fall short of achieving such recovery, then, the Company's rights are set forth in Paragraph 4(d) hereof.

          (f) The OCC shall have the right to examine and contest operational and financial issues affecting the Company's customers in subsequent proceedings before the Department and nothing contained herein shall be deemed a waiver of that right.

          5.   General

          (a) Upon execution of this stipulation and agreement by both the OCC and the Company, it may be attached to the Company's application and submitted to the Department.

          (b) Such submission of this stipulation and agreement to the Department shall constitute the joint request of the OCC and the Company that the Department grant the requested reopener and approve the Company's proposed accounting treatment in accordance with the Company's application.

          (c) The agreements contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to represent positions of, the parties if they are not approved in full by the Department.

                              Respectfully submitted,

                              YANKEE GAS SERVICES COMPANY

By_____________________________
                                   Thomas J. Houde
                                    Vice President
                                    Rates & Resource Planning


                              OFFICE OF CONSUMER COUNSEL

                              By_____________________________
                                   John F. Merchant
                                   Consumer Counsel